EXHIBIT 14.1

                  Corporate Code of Ethics for Senior Officers
                  --------------------------------------------

            This Code of Ethics applies to Immtech International, Inc.'s ("Immtech") Chief Executive Officer, Chief Financial Officer, Executive Vice President and persons performing similar functions for Immtech and its subsidiaries. These persons are referred to in this Code of Ethics as Immtech's "Senior Officers."

      1. The Senior Officers are expected to conduct themselves in an honest and ethical manner.

      2. The Senior Officers are to refrain from activities involving or appearing to involve conflict of interest between themselves and Immtech or its subsidiaries or, in the alternative, to obtain approval from Immtech's Board of Directors before engaging in transactions that may, or may appear to, involve a conflict of interest. Such activities include:

            o Entering into or approving transactions on behalf of Immtech or its subsidiaries with themselves or with their relatives or affiliates;

            o Holding a significant financial interest in any supplier, contractor, customer, competitor or security holder of Immtech or its subsidiaries;

            o Accepting gifts, loans or preferential treatment from any supplier, contractor, customer, competitor or security holder of Immtech or its subsidiaries;

            o Soliciting favors or items of value from any supplier, contractor, customer, competitor or security holder of Immtech or its subsidiaries;

            o Benefiting improperly from the use or disposition of Immtech's or its subsidiaries' property; and

            o     Holding other employment without permission.

      3. The Senior Officers are expected to use their best efforts to insure that Immtech provides full, fair, accurate, timely and understandable disclosure in reports and documents that Immtech files with, or submits to, any government agency and in any public communications made by Immtech. To this end, each Senior Officer is required to take appropriate measures to insure that:

            o Immtech's accounting records, as well as reports produced from those records, are in accordance with Generally Accepted Accounting Principles and the rules and regulations of the Securities and Exchange Commission and applicable stock exchanges.


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            o     Immtech's records fairly and accurately reflect the
                  transactions to which they relate and are properly classified both as to their nature and the appropriate fiscal period.

            o Immtech's records fairly and accurately reflect, in reasonable detail, Immtech's assets, liabilities, revenues and expenses.

            o All financial transactions are supported by fully fair and complete documentation.

            o No information relating to Immtech is concealed from Immtech's independent auditors.

      4. The Senior Officers must comply with all governmental laws, rules and regulations which pertain to Immtech including but not limited to antitrust laws, antibribery laws, environmental, health and safety laws, export laws, foreign corrupt practices laws, insider trading laws and political activities laws.

      5. If any Senior Officer fails to comply with this Code, the Senior Officer will be subject to disciplinary measures, including termination of employment.

      6. If a violation of this Code of Ethics is discovered or suspected, the Senior Officer must, anonymously, if desired, promptly send a detailed note, with relevant documents, to:

                            Immtech's Audit Committee
                                 Eric L. Sorkin
                         c/o Immtech International, Inc.
                              One North End Avenue
                               New York, NY 10282



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